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                                                                      EXHIBIT 12


                               ArvinMeritor, Inc.
                    Computation of Earnings to Fixed Charges
                         Nine Months Ended June 30, 2001

Earnings Available for Fixed Charges:

     Pre-tax income from continuing operations               $     70

Adjustments:
     Undistributed income of affiliates                             -
                                                             --------
                                                                   70
Add fixed charges included in earnings:
     Interest expense                                             110
     Interest element of rentals                                    6
                                                             --------
       Total                                                      116
                                                             --------

     Total earnings available for fixed charges:             $    186
                                                             --------
Fixed Charges:
     Fixed charges included in earnings                      $    116
     Capitalized interest                                           1
                                                             --------
     Total fixed charges                                     $    117
                                                             --------

     Ratio of Earnings to Fixed Charges (1)                      1.59
                                                             ========


         1 = "Earnings" are defined as pre-tax income from continuing operations, adjusted for undistributed earnings of less than majority owned subsidiaries and fixed charges excluding capitalized interest. "Fixed charges" are defined as interest on borrowings (whether expensed or capitalized), the portion of rental expense applicable to interest, and amortization of debt issuance costs.